================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            ROYAL APPLIANCE MFG. CO.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

     [Royal Appliance Logo]                        [Dirt Devil Trademark]

                            ROYAL APPLIANCE MFG. CO.
                                CLEVELAND, OHIO

To Our Shareholders:

     You are cordially invited to attend the 1997 annual meeting of shareholders of Royal Appliance Mfg. Co. to be held at Wellington's Center, 777 Alpha Drive, Cleveland, Ohio 44143, on Tuesday, April 29, 1997, at 10:00 a.m. local time. We are pleased to enclose the notice of our annual shareholders meeting, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

     The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

     Our audited financial statements, management's discussion and analysis and other information are included in the Appendix to the Proxy Statement which accompanies the Proxy Statement.

     Please carefully review the Proxy Statement and the Appendix to the Proxy Statement. It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the enclosed return envelope. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

     If you have any questions or need assistance in how to vote your shares, please call our proxy solicitor, Morrow & Co., Inc. at (212) 754-8000. Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

                                             Sincerely,

                                             Michael J. Merriman
                                             Chief Executive Officer

March 28, 1997

     [Royal Applicance Logo]                          [Dirt Devil Trademark]

                            ROYAL APPLIANCE MFG. CO.
                                CLEVELAND, OHIO

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING
                           TO BE HELD APRIL 29, 1997

     The annual meeting of shareholders of Royal Appliance Mfg. Co., an Ohio corporation ("Company"), will be held on Tuesday, April 29, 1997 at 10:00 a.m. local time, at Wellington's Center, 777 Alpha Drive, Cleveland, Ohio 44143, for the following purposes:

     1. To elect three Class II Directors for a term expiring in 1999.

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as auditors of the Company for 1997.

     3. To transact such other business that is properly brought before the meeting.

     Only holders of the Common Shares of record on the books of the Company at the close of business on March 14, 1997 will be entitled to vote at the meeting.

     YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, DATE AND SIGN YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Any shareholder attending the meeting may vote in person even if the shareholder returned a Proxy.

                                             By Order of the Board of Directors

                                             Richard G. Vasek
                                             Secretary

Cleveland, Ohio
March 28, 1997

THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO
                    POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

     Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the annual meeting of shareholders on Tuesday, April 29, 1997, or at any adjournment thereof. The meeting will be held at Wellington's Center, 777 Alpha Drive, Cleveland, Ohio 44143 at 10:00 a.m. local time. The Proxy Statement and the form of Proxy are being mailed to shareholders commencing on or about March 28, 1997.

     The Company's audited financial statements, management's discussion and analysis and other information regarding the Company are included in the Appendix to this Proxy Statement.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any shareholder who executes and returns a Proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a Proxy.

RECORD DATE AND VOTING

     Shareholders of record at the close of business on March 14, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting. Holders of the Common Shares of record as of the close of business on the Record Date, or their proxies, are entitled to one vote per Common Share. At the Record Date, 23,942,740 Common Shares of the Company were issued and outstanding.

     Proxies properly signed and returned to the Company, in blank or without voting instructions, will be voted "FOR" the three Director nominees named herein, and ratification of the appointment of Coopers & Lybrand L.L.P. as auditors of the Company for 1997.

     The three candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained, and, consequently, will have no effect on the outcome of the vote.

SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Morrow & Co., Inc. to aid in the solicitation of Proxies. The Company estimates that it will pay Morrow & Co., Inc. a fee of approximately $5,000 for its services, plus out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders which are intended to be presented by such shareholders at the Company's next annual meeting of shareholders to be held in 1998 must be received by the Company no later than November 29, 1997, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Board of Directors is divided into two classes, each of whose members serve for a staggered two-year term. The Board is comprised of three Class I Directors and three Class II Directors. The current term of the Class II Directors ends upon the election of Class II Directors at this annual meeting. The term of the Class I Directors will end upon the election of Class I Directors at the 1998 annual meeting of shareholders.

     The Board of Directors has nominated Messrs. Nalley, Richey and Schneeberger to stand for reelection as the Class II Directors for a two-year term. The two-year term will end upon the election of Class II Directors at the 1999 annual meeting of shareholders.

     At the annual meeting, the Common Shares represented by valid Proxies, unless otherwise specified, will be voted to reelect the Class II Directors. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

     The Board of Directors recommends that each shareholder vote "FOR" the Board of Directors' nominees.

                      NOMINEES FOR TERMS EXPIRING IN 1999

                                                                                        DIRECTOR
           NAME OF DIRECTOR              AGE            PRINCIPAL OCCUPATION             SINCE
---------------------------------------  ---   ---------------------------------------  --------
E. Patrick Nalley......................  77    Director of Invacare Corporation           1981
Joseph B. Richey II....................  59    President of Invacare Technologies         1994
R. Louis Schneeberger..................  42    Chief Financial Officer and Director of    1991
                                               Olympic Steel, Inc.

     E. PATRICK NALLEY has served as a Director of the Company since the Company's formation in 1981. In 1992, Mr. Nalley retired from his positions as Executive Vice President of Sales and Assistant to the President of Invacare Corporation, a home medical equipment manufacturer, which he held since 1987. Mr. Nalley also serves as a Director of Invacare Corporation.

     JOSEPH B. RICHEY II has served as a Director of the Company since July 1994. Since 1992, Mr. Richey has been President -- Invacare Technologies and Senior Vice President -- Total Quality Management for Invacare Corp., having previously served as General Manager -- North American Operations of Invacare Corp. Mr. Richey is also a Director of Invacare Corporation and Steris Corporation.

     R. LOUIS SCHNEEBERGER has served as Chairman of the Board since July 1995 and as a Director of the Company since August 1991. He has served as Chief Financial Officer and as a Director of Olympic Steel, Inc., a leading national steel service chain since 1987, a trustee of the Achievement Center for Children, a non-profit corporation focusing on children with disabilities and serves on the Business Advisory Council for Kent State University.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1998

                                                                                        DIRECTOR
            NAME OF NOMINEE              AGE            PRINCIPAL OCCUPATION             SINCE
---------------------------------------  ---   ---------------------------------------  --------
Jack Kahl Jr...........................  56    Chief Executive Officer of Manco Inc.      1995
Michael J. Merriman....................  40    Chief Executive Officer and President      1993
                                               of the Company
John P. Rochon.........................  45    Chairman of the Richmont Corporation       1995
                                               and Chief Executive Officer of Mary Kay
                                               Holding Corporation

     JACK KAHL JR. has served as a Director of the Company since September 1995. Mr. Kahl has been Chief Executive Officer of Manco Inc., since 1971. Manco Inc., markets and manufactures pressure sensitive tapes, home weatherization products, and mailing and shipping supplies. Mr. Kahl is also a Director of Applied Industrial Technologies, Inc.

     MICHAEL J. MERRIMAN has served as a Director of the Company since October 1993. Mr. Merriman was appointed Chief Executive Officer in July 1995 and President and Chief Operating Officer in January 1995. From May 1992 until his appointment as President, he had been Vice President -- Finance, Treasurer and Secretary of the Company. Prior thereto, he was employed for 14 years as a certified public accountant with the international accounting firm, Arthur Andersen & Co. He was a partner in the firm from 1990 to 1992.

     JOHN P. ROCHON has served as a Director of the Company since September 1995. Mr. Rochon has been Chairman of the Richmont Corporation since 1990, and Chief Executive Officer of Mary Kay Holding Corporation since 1991. Mr. Rochon is also a Director of Nu-Kote Holding Inc.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors of the Company held five meetings during the fiscal year ended December 31, 1996. The Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The Audit Committee, the Compensation Committee, and the Corporate Governance Committee each held two meetings during 1996. The Committees receive their authority and assignments from the Board of Directors and report to the Board of Directors.

     All of the current Directors attended at least 75% of the Board and applicable committee meetings held during 1996. In addition to holding regular committee meetings, the Board members also reviewed and considered matters and documents and communicated with each other wholly apart from the meetings. Several actions were taken by unanimous written consent.

     Jack Kahl Jr., E. Patrick Nalley, and R. Louis Schneeberger are members of the Audit Committee. The Audit Committee recommends the engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors. The Committee also reviews and evaluates the Company's accounting principles and its system of internal accounting controls.

     E. Patrick Nalley, Joseph B. Richey II, and John P. Rochon are members of the Compensation Committee. The Compensation Committee reviews and approves the Company's executive compensation policy, makes recommendations concerning the Company's employee benefit policies, and has authority to administer the Company's stock option plans.

     Jack Kahl Jr., E. Patrick Nalley, Joseph B. Richey II, John P. Rochon, and
R. Louis Schneeberger are members of the Corporate Governance Committee. The functions of the Committee are to review and evaluate the performance of the Chief Executive Officer, changes or potential changes in corporate control, and all public policy issues affecting the Company. In addition, the Committee identifies and recommends to the Board of Directors candidates for membership on the Board of Directors and reviews and evaluates all shareholder proposals. Shareholders wishing to suggest nominees for election to the Board at the 1998 annual meeting may do so by providing written notice to the Company in care of Richard G. Vasek, Secretary, no later than November 29, 1997.

                           COMPENSATION OF DIRECTORS

     Each Director who is not an employee of the Company receives a director's fee in the amount of $10,000 per annum for up to four meetings, and reimbursement for out-of-pocket expenses incurred in connection with attending such meetings. An additional $2,500 is paid for attending board meetings, if any, in excess of four meetings in any one year and $1,250 is paid for attendance at any committee meeting held on a day other than a day of a Directors' meeting. Each non-employee Director also received options to purchase 20,000 Common Shares upon joining the Board of Directors. In February 1995, the then current non-employee Directors were granted options for an additional 30,000 Common Shares at an option price equal to the fair market value of the shares on the date of grant. Options granted to Directors are exercisable for a period of ten years and become exercisable in 20% increments on each anniversary of the date of grant commencing with the first anniversary.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth each person or entity who has beneficial ownership of 5% or more of the outstanding Common Shares of the Company on March 14, 1997, based upon information furnished to the Company:

                      NAME AND ADDRESS                   SHARES AND NATURE OF   PERCENTAGE OF TOTAL
                    OF BENEFICIAL OWNERS                 BENEFICIAL OWNERSHIP   SHARES OUTSTANDING
     --------------------------------------------------  --------------------   -------------------
     Richmont Capital Partners I L.P. .................        2,969,900(1)             12.4%
     4300 West Grove Dallas, Texas 75248
     John P. Rochon....................................        2,975,400(2)             12.4%
     4300 West Grove Dallas, Texas 75248

---------------

(1) Based on a Form 4 dated March 7, 1996, filed with the Securities and Exchange Commission.

(2) Mr. Rochon is a general partner of Richmont Capital Partners I L.P. Amount includes 2,969,900 shares owned by Richmont Capital Partners I L.P., 1,500 shares individually owned by Mr. Rochon, and 4,000 shares which can be acquired by the exercise of stock options.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the amount of the Company's Common Shares beneficially owned by the Company's Directors, each of the named officers, and all the Directors and Executive Officers as a group as of March 14, 1997.

                                                                                PERCENT OF
                               NAME                            SHARES             TOTAL
        --------------------------------------------------    ---------         ----------
        Jack Kahl Jr......................................      124,000(1)            *
        Michael J. Merriman...............................       44,000               *
        E. Patrick Nalley.................................    1,132,000(1)(3)       4.7%
        Joseph B. Richey II...............................      220,000(1)            *
        John P. Rochon....................................    2,975,400(1)(4)      12.4%
        R. Louis Schneeberger.............................       62,000(1)            *
        Gary J. Dieterich.................................      138,237(1)            *
        James A. Holcomb..................................        1,000               *
        Jeremiah J. Lynch.................................          500               *
        T. Keith Moone....................................        2,960               *
        Directors and Executive
          Officers as a group (10 persons)................    4,700,097(2)         19.6%

---------------

* Less than 1%

(1) Includes shares which can be acquired by the exercise of stock options on or prior to sixty days following March 14, 1997 as follows: Mr. Kahl -- 4,000; Mr. Nalley -- 32,000; Mr. Richey -- 20,000; Mr. Rochon -- 4,000; Mr.
    Schneeberger -- 32,000; Mr. Dieterich -- 64,140.

(2) Includes 156,140 options exercisable within sixty days following March 14, 1997.

(3) Also includes 228,765 shares held of record by Mr. Nalley as Trustee.

(4) Includes 2,969,900 shares beneficially owned by Richmont Capital Partners I L.P. of which Mr. Rochon is a General Partner.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Act of 1934, as amended, requires the Company's officers and directors, and persons who own greater than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership to the Securities and Exchange Commission. Officers, directors and more than 10% shareholders are required by the SEC to furnish to the company copies of all
Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 1996 and Form 5 and amendments thereto furnished to the Company with respect to 1996, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by the Company's officers, directors and greater than 10% shareholders were timely made.

                        EXECUTIVE OFFICERS' COMPENSATION

     Shown below is information concerning the annual and long-term compensation for services to the Company and its subsidiaries for the years ended December 31, 1996, 1995, and 1994, of those persons (the "Named Executive Officers") who served during 1996 as the Company's Chief Executive Officer and the other four most highly compensated (during 1996) executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                  ANNUAL COMPENSATION                AWARDS
                                           ----------------------------------    --------------
                                                                 OTHER ANNUAL      SECURITIES       ALL OTHER
                                           SALARY      BONUS     COMPENSATION      UNDERLYING      COMPENSATION
NAME & PRINCIPAL POSITION          YEAR      ($)        ($)         ($)(2)       OPTIONS/SAR(#)       ($)(3)
---------------------------------  ----    -------    -------    ------------    --------------    ------------
Michael J. Merriman                1996    325,000    325,325            0           600,000          13,008
  Chief Executive Officer,         1995    250,000          0            0                 0           6,500
  President and Director           1994    180,000      3,566            0            40,000(4)        5,000
Gary J. Dieterich                  1996    180,000    155,340            0                 0           7,859
  Senior Vice President --         1995    175,000          0            0                 0           6,375
  Administration                   1994    137,500      2,942            0            30,600           4,625
James A. Holcomb(1)                1996    165,000    142,395            0           200,000           4,558
  Vice President -- Marketing &    1995    150,000          0            0                 0           4,250
  Strategic Planning
Donald W. Keagle*                  1996    144,983    122,546            0                 0           7,318
  Senior Vice President --         1995    132,983          0            0                 0           5,709
  Operations                       1994    126,683      2,724            0            18,000           4,232
T. Keith Moone(1)                  1996    150,000     87,225            0           120,000           6,953
  Vice President -- Sales          1995    120,000     14,100(5)    49,811(6)              0           6,500

---------------

(1) Messrs. Holcomb and Moone became Named Executive Officers in 1995. Pursuant to SEC rules, no information regarding their compensation for years prior to their appointment as Named Executive Officers is required.

(2) Perquisites provided to each of the Named Executive Officers, if any, do not exceed the disclosure thresholds established under the Securities and Exchange Commission rules and are not included in this total.

(3) The amounts shown in this column represent payments made to the Company's Defined Contribution Plans("DCP").

(4) Mr. Merriman forfeited these options in connection with the options granted in 1996.

(5) Amount represents sales incentive bonus paid to Mr. Moone for his duties as National Sales Manager, prior to his appointment as Vice President -- Sales in December 1995.

(6) Amount represents tax gross-up payments to Mr. Moone related to reimbursement of expenses relating to his relocation to Ohio in 1994.

* Mr. Keagle retired from the Company effective January 1, 1997.

                             OPTION GRANTS IN 1996

     Shown below is information on grants of stock options pursuant to the Company's 1996 Key Executive Long-Term Incentive Plan (the "Stock Option Plan") made in the year ended December 31, 1996, to the Named Executive Officers which are listed in the Summary Compensation Table.

                                                 INDIVIDUAL GRANTS                                      POTENTIAL
                        -------------------------------------------------------------------         REALIZABLE VALUE
                        NUMBER OF                                                                   AT ASSUMED ANNUAL
                        SECURITIES      % OF TOTAL                                                   RATES OF STOCK
                        UNDERLYING       OPTIONS                     MARKET                        PRICE APPRECIATION
                         OPTIONS        GRANTED TO      EXERCISE      PRICE                        FOR OPTION TERM(2)
                         GRANTED       EMPLOYEES IN      PRICE       DATE OF     EXPIRATION     -------------------------
NAME                      (#)(1)       FISCAL YEAR       ($/SH)      GRANTS         DATE          5%($)          10%($)
----------------------  ----------     ------------     --------     -------     ----------     ----------     ----------
Michael J. Merriman...    167,000          10.2%         $ 3.25      $3.125        2/28/02       $ 156,612      $ 381,783
                           66,000           4.0%           5.25       3.125        2/28/02               0         18,884
                          167,000          10.2%           7.25       3.125        2/28/02               0              0
                          200,000          12.2%          10.25       3.125        2/28/02               0              0
Gary J. Dieterich.....          0           0.0%                                                         0              0
James A. Holcomb......     56,000           3.4%           3.25       3.125        2/28/02          52,517        128,023
                           22,000           1.3%           5.25       3.125        2/28/02               0          6,295
                           56,000           3.4%           7.25       3.125        2/28/02               0              0
                           66,000           4.0%          10.25       3.125        2/28/02               0              0
Donald W. Keagle......          0           0.0%                                                         0              0
T. Keith Moone........     33,600           2.0%           3.25       3.125        2/28/02          31,510         76,814
                           12,800            .8%           5.25       3.125        2/28/02               0          3,662
                           33,600           2.0%           7.25       3.125        2/28/02               0              0
                           40,000           2.4%          10.25       3.125        2/28/02               0              0

---------------

(1) All stock options are exercisable on January 1, 2001, ("5 year cliff vesting") assuming the executive officer remains employed by the Company. As partial consideration for the new grants, the executive officers agreed to forfeit all previously granted options, whether vested or not, to the Company. The forfeited options, with exercise prices ranging from $3.75 to $10.00, total 185,000 shares, including options for 155,000 shares from Mr. Merriman. The Options expire on February 28, 2002, subject to earlier termination in certain events related to termination of employment. The Stock Option Plan provides that in the event of a "change in control" of the Company, the Compensation Committee can cause all outstanding stock options to be immediately exercisable and may accelerate the termination date of all such options. A "change in control" generally means the occurrence of (i) the acquisition by a person of 20% or more of the Company's Common Shares,
    (ii) the first purchase of shares pursuant to an exchange or tender offer, or (iii) shareholder approval of a merger in which the Company is not the surviving corporation or pursuant to which the Company's shares are converted into cash. See also "Change-in-Control Arrangements" herein.

(2) The dollar amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price. Using these rates, the total of potential realizable values for the named officers represents 1% of the gain that would be realized by all shareholders of the Company. Based on the number of shares outstanding and the market price on the grant date, the aggregate gain realized by the Company's shareholders assuming a 5% annual rate of stock appreciation for the option term would be in excess of $25 million; a 10% annual rate of stock appreciation would result in a gain in excess of $57 million.

                          AGGREGATED OPTION EXERCISES
                       IN 1996 AND YEAR-END OPTION VALUES

     Shown below is information with respect to the unexercised options to purchase the Company's Common Shares under the Stock Option Plan held by the Named Executive Officers at December 31, 1996. None of the Named Executive Officers exercised any stock options during 1996.

                                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                                 OPTIONS AT FY-END(#)              AT FY-END($)(2)
                        SHARES ACQUIRED        VALUE         ----------------------------    ----------------------------
         NAME           ON EXERCISE(#)     REALIZED($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------  ---------------    --------------    -----------    -------------    -----------    -------------
Michael J. Merriman...         0                  0                  0         600,000         $     0        $ 712,625
Gary J. Dieterich.....         0                  0             64,140          52,380          74,025           81,225
James A. Holcomb......         0                  0                  0         200,000               0          238,750
Donald W. Keagle......         0                  0             31,900          31,100          55,575           44,200
T. Keith Moone........         0                  0                  0         120,000               0          142,600

---------------

(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as the case may be, minus the exercise price.

              CHANGE-IN-CONTROL AND OTHER EMPLOYMENT ARRANGEMENTS

     The Company has entered into Severance Agreements with Messrs: Merriman, Dieterich, Holcomb, Lynch and Moone that are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Company. Each agreement only becomes operative upon a "Change in Control" as defined in the Agreements. After a Change in Control, if, during the three-year period commencing with the Change in Control, the executive's employment is terminated for reasons other than "cause" (as defined in the Agreement), death or disability, or the executive terminates his employment for "good reason" (as defined in the Agreement), under their respective agreements, the executive shall be entitled to receive a severance amount equal to two to three times (as defined in the Agreement) of his then base salary. All options held by the executives with respect to the Company's common stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 60 days thereafter. Certain other officers were provided similar agreements providing severance payments of one to two years of base salary.

     The Company has entered into an Employment Contract with Mr. Merriman which provides for payment of one year's base salary if his employment is terminated by the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     It is the responsibility of the Compensation Committee to set policy for administering the Company's executive compensation plans and to make recommendations to the Board as appropriate. These plans for Executive Officers include base salaries, incentive compensation, stock options, and any other forms of remuneration.

     The Committee annually reviews in detail all aspects of compensation for the Chief Executive Officer and other executive officers. If the Committee believes that a particular situation warrants outside professional input, the Committee may retain the services of a qualified compensation consulting firm to assist it in the performance of its duties. The Committee has retained, since 1992, the services of Nash and Co., a compensation consulting firm, to provide advice to the Committee with respect to the reasonableness of total compensation to officers of the Company, taking into account how the executive compensation of the

Company compares to that of executives for its industry peer group (companies included in the Dow Jones Home Furnishings and Appliance Index), as well as to that of other public companies of similar size. The Committee also reviews executive compensation surveys and other data in determining compensation policies.

     Cash compensation is provided to officers through a combination of base salaries and incentive awards under the Company's Management Incentive Plan
(MIP). Based upon analysis provided by Nash and Co., base salaries are fixed at levels below the competitive amounts paid to other executives in similar sized public companies and in the companies included in the Dow Jones Home Furnishings and Appliance Index. The MIP is highly leveraged such that the higher pre-tax earnings are above the minimum thresholds, the higher the MIP award is as a percentage of base salary. At the beginning of each year, the Compensation Committee sets the MIP award percentages and the current year's minimum pre-tax earnings thresholds that serve as the baseline for determining any payout under the MIP. For 1996, the Company exceeded the minimum pre-tax threshold, therefore MIP bonuses were paid to executive officers.

     The Company has designed its compensation program for officers to provide a strong and direct link between Company performance and executive pay. Each component of executive compensation is evaluated so that, in combination, highly talented executives can be attracted, retained and motivated to consistently improve the financial performance of the Company.

     Mr. Merriman, Chief Executive Officer, participates in the same compensation programs provided to the other executive officers. The Committee based the 1996 compensation of Mr. Merriman on the policies and procedures described above, including utilizing the services of Nash & Co. to perform comparisons with salaries of Chief Executive Officers of similar sized Ohio public companies and those included in the Dow Jones Home Furnishings and Appliance Index.

     Annually, the Committee considers the desirability of granting longer-term incentive awards to the Company's officers under the Company's Stock Option Plans. In 1996, the Committee granted stock options to certain executive officers under the Key Executive Long-Term Incentive Plan which was approved by the Shareholders in 1996. In order to retain and focus the Company's key executives on the Company's long-term profitability and increasing shareholder value over an extended period, the Committee granted options under the 1996 Key Executive Long-Term Incentive Plan which will vest at the end of five years ("5 year Cliff Vesting"). Further, the escalating exercise prices above the then current market price of the Company's stock provide increasing incentive to these officers only if substantial stock appreciation is actually realized for shareholders, thus providing a direct link between the Company's stock performance and executive compensation. In connection with such grants, Mr. Merriman and certain executive officers forfeited all of their present vested and unvested stock options outstanding under the 1991 Employees and Consultants' Stock Option Plan.

                                     COMPENSATION COMMITTEE
                                     Joseph B. Richey II, Chairman
                                     E. Patrick Nalley
                                     John P. Rochon

     SHAREHOLDER RETURN PERFORMANCE PRESENTATION. Set forth below is a line graph comparing the yearly cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Home Furnishings and Appliance Index from the date of the Company's initial public offering in August 1991 through December 1996.

     The stock price performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
                Among Royal Appliance Mfg. Co., Dow Jones Equity
         Market Index & Dow Jones Home Furnishings and Appliances Index
                        Fiscal Years Ending December 31

                                                                              D. J. Home Fur-
        Measurement Period            Royal Appliance    Dow Jones Equity    nishing s and Ap-
      (Fiscal Year Covered)              Mfg. Co.          Market Index       pliances Index
8/6/91                                             100                 100                 100
1991                                               302                 109                 106
1992                                               182                 118                 134
1993                                                73                 130                 190
1994                                                45                 131                 152
1995                                                32                 181                 174
1996                                                89                 224                 184
        Royal Appliance
-- --   Mfg. Co.                100         302        182        73          45          32         89
---------------------------------------------------------------------------------------------------------
        Dow Jones Equity
--      Market Index            100         109        118        130         131         181        224
---------------------------------------------------------------------------------------------------------
        D.J. Home
- - - - Furnishings and
        Appliances Index        100         106        134        190         152         174        184
---------------------------------------------------------------------------------------------------------

                                  PROPOSAL TWO
                              INDEPENDENT AUDITORS

     The Board of Directors recommends that you vote "FOR" the ratification of the Board's appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants to serve for the fiscal year 1997 or until their successors are selected. The Board's appointment is made upon the recommendation of the Audit Committee. Proxies will be so voted unless the shareholders specify otherwise in their proxies. Proposal two will be adopted if approved by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. In the event such selection is not ratified, the Board of Directors will reconsider its selection.

     Coopers & Lybrand L.L.P. has audited the Company's financial statements for each fiscal year since the fiscal year ended December 31, 1985. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware that any matter other than those listed in the Notice of Meeting is to be presented for action at the meeting. If any of the Board's nominees is unavailable for election as a Director or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

                             FINANCIAL INFORMATION

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY, ROYAL APPLIANCE MFG. CO., 650 ALPHA DRIVE, CLEVELAND, OHIO 44143, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT OR FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

MARCH 28, 1997

                            ROYAL APPLIANCE MFG. CO.

                    INDEX TO APPENDIX TO THE PROXY STATEMENT

                               DECEMBER 31, 1996

                                                                                        PAGE
                                                                                        ----
Market for the Company's Common Equity and Related Shareholder Matters...............    A-2
Selected Consolidated Financial Data.................................................    A-3
Management's Discussion and Analysis of Results of Operations and Financial
  Condition..........................................................................    A-4
Report of Independent Accountants....................................................    A-9
Consolidated Financial Statements --
     Consolidated Balance Sheets.....................................................   A-10
     Consolidated Statements of Operations...........................................   A-11
     Consolidated Statements of Shareholders' Equity.................................   A-12
     Consolidated Statements of Cash Flows...........................................   A-13
     Notes to Consolidated Financial Statements......................................   A-14

                     MARKET FOR THE COMPANY'S COMMON EQUITY
                        AND RELATED SHAREHOLDER MATTERS

     The Company's common shares are quoted on the New York Stock Exchange
(NYSE) under the symbol RAM. The following table sets forth, for the periods indicated, the high and low sales price for the Company's Common Shares as reported by the New York Stock Exchange.

                                                        Year Ended December 31,
                                               -----------------------------------------
                                                     1996                     1995
                                               ----------------         ----------------
                                               High         Low         High         Low
                                               ----         ---         ----         ---
        Quarters:
          First.............................   4 1/4        2 5/8       4            2 5/8
          Second............................   7 1/4        4 1/8       3 3/4        2 5/8
          Third.............................   6 7/8        4 5/8       4 5/8        2 7/8
          Fourth............................     9          6 1/8       3 3/4        2 1/2

     The Company has not declared or paid any cash dividends and currently intends not to pay any cash dividends in 1997. The Board of Directors intends to retain earnings, if any, to support the operations and growth of the business. In addition, the Company's credit agreement permits the payment of cash dividends up to 50% of its net income from the preceding year and stock repurchases up to $7.5 million.

     On March 14, 1997, there were approximately 1,500 shareholders of record of the Company's Common Shares, as reported by National City Corporation, the Company's Registrar and Transfer Agent, which maintains its corporate offices at National City Center, Cleveland, Ohio 44101-0756.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of the Company. The selected Consolidated Statements of Operations and Consolidated Balance Sheet data for each of the five years during the period ended December 31, 1996, are derived from the audited Consolidated Financial Statements of the Company. Prior period amounts have been restated to reflect reclassifications to conform to a 1995 change in the valuation method of accounting for inventory from the LIFO method to the FIFO method. The data presented below should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere herein.

                                                                   Year Ended December 31,
                                                 ------------------------------------------------------------
                                                   1996         1995         1994         1993         1992
                                                 --------     --------     --------     --------     --------
                                                 (Dollars in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS:
Net sales.....................................   $286,123     $270,564     $278,322     $313,899     $394,980
Cost of sales.................................    204,000      201,555      200,568      229,581      250,832
                                                 --------     --------     --------     --------     --------
  Gross margin................................     82,123       69,009       77,754       84,318      144,148
Advertising and promotion.....................     40,443       40,496       42,298       61,280       79,397
Other selling.................................      8,977       11,898       12,914       12,530       14,875
General and administrative....................     11,515       12,971       12,309       12,893       13,301
Engineering and product development...........      3,905        3,281        2,176        2,589        2,544
Special charges...............................         --       16,294           --           --           --
                                                 --------     --------     --------     --------     --------
  Income (loss) from operations...............     17,283      (15,931)       8,057       (4,974)      34,031
Interest expense..............................      2,559        4,001        4,483        5,475        3,155
Other (income) expense, net...................       (622)         311          460        1,674          (23)
                                                 --------     --------     --------     --------     --------
  Income (loss) before taxes..................     15,346      (20,243)       3,114      (12,123)      30,899
Income tax expense (benefit)..................      5,910       (6,487)       1,152       (4,346)      12,046
                                                 --------     --------     --------     --------     --------
  Net income (loss)...........................   $  9,436     $(13,756)    $  1,962     $ (7,777)    $ 18,853
                                                 ========     ========     ========     ========     ========
Net income (loss) per common share............   $    .39     $   (.57)    $    .08     $   (.32)    $    .76
                                                 ========     ========     ========     ========     ========
Weighted average number of common shares and
  equivalents outstanding (in thousands)......     24,213       23,999       24,011       24,000       24,946

CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD)
  Working capital.............................   $ 29,638     $ 46,045     $ 51,151     $ 56,692     $ 79,727
  Total assets................................    126,141      131,261      141,208      153,351      187,097
  Long-term debt..............................     15,743       45,999       46,927       59,609       68,106
  Shareholders' equity........................     56,234       46,575       60,155       58,004       65,692

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

                    (In thousands, except per share amounts)

     The following table sets forth, for the years indicated, the percentages of net sales of certain items in the Consolidated Statements of Operations and the percentage change in such items as compared to the indicated prior year. Prior period percentages have been restated to reflect reclassifications to conform to a 1995 change in the valuation method of accounting for inventory from the LIFO method to the FIFO method.

                                                                                 Year to Year
                                          Year Ended December 31,           Increases (Decreases)
                                       -----------------------------     ----------------------------
                                        1996       1995       1994       1996 vs. 1995  1995 vs. 1994
                                       -------    -------    -------     -------------  -------------
Net sales...........................    100.0%     100.0%     100.0%            5.8%          (2.8)%
Cost of sales.......................     71.3       74.5       72.1             1.2             .5
                                        -----      -----      -----           -----          -----
  Gross margin......................     28.7       25.5       27.9            19.0          (11.2)
Advertising and promotion...........     14.1       15.0       15.2             (.1)          (4.3)
Other selling.......................      3.1        4.4        4.6           (24.6)          (7.9)
General and administrative..........      4.0        4.8        4.4           (11.2)           5.4
Engineering and product
  development.......................      1.4        1.2         .8            19.0           50.8
Special charges.....................       --        6.0         --              --             --
                                        -----      -----      -----           -----          -----
  Income (loss) from operations.....      6.1       (5.9)       2.9             N/A            N/A
Interest expense....................       .9        1.5        1.6           (36.0)         (10.8)
Other (income) expense, net.........      (.2)        .1         .2             N/A          (32.4)
                                        -----      -----      -----           -----          -----
  Income (loss) before income
     taxes..........................      5.4%      (7.5)%      1.1%            N/A%           N/A%
                                        =====      =====      =====           =====          =====

1996 VS. 1995

     Net sales for 1996 were $286,123, an increase of 5.8% from 1995. The overall increase in net sales was due primarily to sales of the new Dirt Devil(R) Broom Vac(R), the Dirt Devil(R) Ultra MVP(TM) and Dirt Devil(R) Ultra Hand Vac. The increase in net sales was partially offset by decreases in unit sales of the Company's other product lines. Overall sales to the top 5 customers for 1996 (all of which are major retailers) accounted for approximately 59.3% of net sales as compared with approximately 56.8% in 1995. The Company believes that its dependence on sales to its largest customers will continue. Recently, many major retailers have experienced significant financial difficulties and some have filed for protection from creditors under applicable bankruptcy laws. The Company sells its products to certain customers that are in bankruptcy proceedings.

     Gross margin, as a percent of net sales, increased from 25.5% for 1995 to 28.7% in 1996. The gross margin percentage was positively affected in 1996 primarily by the introduction of new products, lower product returns, lower cost of certain parts and the elimination of the Company's European operations.

     Advertising and promotion expenses for 1996 were $40,443, comparable with 1995. Increases in domestic advertising and promotion expenditures, including media and co-op spending, were offset by savings from the divesture of European operations. In general, the Company's advertising expenditures are not specifically proportional to anticipated sales. For example, the amount of advertising and promotional expenditures may be concentrated during critical retail shopping periods during the year, particularly the fourth quarter, and during product and promotional campaign introductions. The Company has recently utilized direct response infomercials for the introduction of its new products. The Company began a major new advertising campaign in the first quarter of 1997.

     Other selling expenses for 1996 were $8,977, a decrease of 24.6% from 1995. The largest component of other selling expenses are internal sales and marketing personnel compensation and commissions to manufacturers' representatives. The Company has reduced its dependency on outside manufacturers' representatives, resulting in the decrease in other selling expenses. The decrease in manufacturers' representatives commissions was partially offset by increases in internal sales and marketing personnel.

     General and administrative expenses for 1996 were $11,515, a decrease of 11.2% from 1995. General and administrative expenses decreased as a percentage of net sales from 4.8% to 4.0%. The principal components are compensation (including benefits), insurance, travel, provision for doubtful accounts, and professional

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                      AND FINANCIAL CONDITION (CONTINUED)

1996 VS. 1995 -- (CONTINUED)
services. The decrease is principally attributable to the elimination of the Company's European operations and a decrease in the provision for doubtful accounts in 1996 as compared to 1995. In 1995, the Company increased the provision for doubtful accounts due to concerns with respect to the economic health of certain retail customers.

     Engineering and product development expenses for 1996 were $3,905, an increase of 19.0% from 1995, as the Company intensified its new product innovation efforts. The principal components are engineering salaries, outside professional engineering and design services and other related product development expenditures. The amount of outside professional engineering and design services and other related product development expenditures are dependent upon the number and complexity of new product introductions in any given year. The increase in 1996 was primarily due to costs associated with the three new product introductions in 1996 and three new products scheduled for introduction in 1997.

     Interest expense for 1996 was $2,559, a decrease of 36.0% from 1995. The decrease in interest expense resulted primarily from lower levels of variable rate borrowings to finance working capital and capital expenditures, and a lower effective borrowing rate.

     Other expense (income) principally reflects the effect of foreign currency transaction gains or losses related primarily to the Company's international assets and the cost of the Company's trade accounts receivable securitization program. The amount also includes the gain from the sale of a facility of $638, and the proceeds from insurance reimbursement of legal expenses of $319 in 1996.

     Due to the factors discussed above, the Company had income before income taxes for 1996 of $15,346, as compared to a loss before income taxes for 1995 of $20,243, which included special charges of $16,294. The components of the Company's effective income tax expense rate of 38.5% are described in Note 6 of the Company's Consolidated Financial Statements.

1995 VS. 1994

     Net sales for 1995 were $270,564, a decrease of 2.8% from 1994. The overall decrease in net sales was due primarily to lower European net sales from the Company's European subsidiaries which the Company sold in the fourth quarter of 1995. Domestic net sales experienced continued decreases in unit sales of the Dirt Devil(R) Hand Vac, the original Dirt Devil(R) Broom Vac(R) and the Dirt Devil(R) Stick Vac, partially offset by sales of the new Dust Devil(R) Cordless Hand Vac and increased unit sales of upright vacuum cleaners, in particular the new Dirt Devil(R) Impulse(TM). Overall sales to the top 5 customers for 1995 (all of which are major retailers) accounted for approximately 56.8% of net sales as compared with approximately 52.5% in 1994.

     Gross margin, as a percent of net sales, decreased from 27.9% for 1994 to 25.5% in 1995. The gross margin percentage was negatively affected in 1995 primarily by cost increases for plastic component parts and other materials and continued competitive pricing and promotional pressures.

     Advertising and promotion expenses for 1995 were $40,496, a decrease of 4.3% from 1994. The decrease in advertising and promotional expenditures resulted from significant reductions in European advertising and promotional expenditures and the elimination of racecar sponsorships, partially offset by an increase in domestic television expenditures.

     Other selling expenses for 1995 were $11,898, a decrease of 7.9% from 1994. The largest component of other selling expenses are commissions to manufacturers' representatives, however, no such commissions are incurred on sales made directly to certain large retail customers. Although manufacturers' representatives commissions declined in 1995 compared with 1994, the decline was partially offset by increases in internal sales and marketing personnel.

     General and administrative expenses for 1995 were $12,971, an increase of 5.4% from 1994. General and administrative expenses increased as a percentage of net sales from 4.4% to 4.8%. The principal components are compensation (including benefits), insurance, travel, provision for doubtful accounts, and professional services. The increase is principally attributable to an increase in the provision for doubtful accounts.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                      AND FINANCIAL CONDITION (CONTINUED)

1995 VS. 1994 -- (CONTINUED)
     Engineering and product development expenses for 1995 were $3,281, an increase of 50.8% from 1994, as the Company intensified its new product innovation efforts. The increase in engineering and product development expenses in 1995 were primarily due to increases in internal engineering personnel and increase in outside professional engineering and design services and other related product development expenditures due to two new product introductions in 1995 and three new products scheduled for introduction in 1996.

     In 1995, the Company recorded special charges of $16,294, primarily related to losses resulting from the disposal of certain inventory, molds and tooling and other intangibles primarily resulting from the decisions made to refocus the Company's primary operating and marketing efforts on the North American market. The special charges include a $11,567, write-down to the net realizable value of certain molds, tooling, inventory, and other assets being disposed of or held for sale, a $2,598, restructuring charge related to the Company's sale of its European operations, and $2,129, of special charges related to losses from the discontinuation of the Dirt Devil(R) Cyclone(TM) product line and executive severance. The Company's European operations, which have been less than 10% of the Company's total net sales, have generated approximately $30,000 in pre-tax losses before special charges since 1991. The Company sold substantially all of its European assets during the fourth quarter of 1995. In connection with the sale of its European operations, the Company has licensed certain foreign trademarks and patents.

     Interest expense for 1995 was $4,001, a decrease of 10.8% from 1994. The decrease in interest expense resulted primarily, from lower levels of variable rate borrowings to finance working capital and capital expenditures, but was partially offset by a higher effective borrowing rate.

     Other expense (income) principally reflects the effect of foreign currency transaction gains or losses related primarily to the Company's European operations.

     Due to the factors discussed above, the Company incurred a loss before income taxes for 1995 of $20,243, as compared to income before income taxes for 1994 of $3,114.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has used working capital generated from operations and the proceeds from the sale of two facilities and certain trade receivables to fund its operations, capital expenditures and its reduction in long-term debt. Working capital was $29,638 at December 31, 1996, a decrease of 35.6% over December 31, 1995 level. Current liabilities increased by $15,477 reflecting in part an increase in trade accounts payable, accrued advertising and promotions, accrued salaries, benefits and payroll taxes and accrued income taxes. Current assets in 1996 were comparable to 1995. A trade accounts receivable reduction of $3,797 (net of a $14,300 sale of trade receivables, as described below) and a reduction in refundable and deferred income taxes of $5,070 were partially offset by an increase in inventory of $5,644 and an increase in prepaid expenses and other of $1,292.

     In 1996, the Company utilized $9,592 of cash for capital expenditures, including approximately $6,877 for tooling related to the Dirt Devil(R) Ultra MVP(TM), the Dirt Devil(R) Ultra Hand Vac, the Dirt Devil(R) Swivel Glide(TM) and the Dirt Devil(R) Mop Vac(TM).

     The Company's revolving credit facility has a maturity date of April 1, 1999, and is classified as long-term at December 31, 1996. The facility provides for revolving credit up to $50,000, subject to a borrowing base formula as defined in the agreement. The maximum amount allowable to the Company under the borrowing base formula was approximately $42,000 as of December 31, 1996, resulting in availability of approximately $39,000. The agreement requires monthly payments of interest only through maturity. The facility provides for pricing options at the bank's base lending rate and LIBOR plus a rate spread as defined in the Agreement. At December 31, 1996, the bank's base lending rate was 8.25%. The Company's effective interest rate was 8.86% and 9.60% for the years 1996 and 1995. In addition, the Company pays a commitment fee at the annual rate of .375% on the unused portion of the facility.

     The revolving credit facility contains covenants which require, among other things, the achievement of minimum net worth levels and the maintenance of certain financial ratios. The Company was in compliance

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                      AND FINANCIAL CONDITION (CONTINUED)

LIQUIDITY AND CAPITAL RESOURCES -- (CONTINUED) with all applicable covenants as of December 31, 1996. The revolving credit facility is collateralized by the Company's inventories, trade accounts receivable, equipment and general intangibles.

     In October 1996, the Company entered into a revolving trade accounts receivable securitization program to sell, through a wholly-owned subsidiary, certain trade accounts receivables. The maximum amount of receivables that can be sold is seasonally adjusted. The maximum amount allowed at any given time through February 28, 1997, is $16,000, $9,000, thereafter. At December 31, 1996, the Company received approximately $14,300 from the sale of trade accounts receivables. The proceeds from the sales were used to reduce borrowings under the Company's revolving credit facility. Costs of the program, which primarily consist of the purchaser's financing cost of issuing commercial paper backed by the receivables, totaled $161 in 1996, and have been classified as Other expense in the accompanying Consolidated Statements of Operations. The Company, as agent for the purchaser of the receivables, retains collection and administrative responsibilities for the purchased receivables.

     During the second quarter of 1996, the Company sold two facilities which were closed in 1995. The aggregate net proceeds included $2,237 in cash and the assumption of $3,690 of capital lease liability by one of the buyers.

     In February 1997, the Company's Board of Directors authorized a common share repurchase program that provides for the Company to purchase, in the open market and through negotiated transactions, up to 1,200 of its outstanding common shares. Through March 26, 1997, the Company has repurchased 115 shares for an aggregate purchase price of $754. The program is scheduled to expire on March 1, 1998.

     The Company believes that its revolving credit facilities along with cash generated by operations will be sufficient to provide for the Company's anticipated working capital and capital expenditure requirements for the next twelve months, and stock repurchases, if any.

QUARTERLY OPERATING RESULTS (UNAUDITED)

     The following table presents certain unaudited consolidated quarterly operating information for the Company and includes all adjustments (consisting only of normal recurring adjustments and reclassification to conform with a 1995 change in the valuation method of accounting for inventory from the LIFO method to the FIFO method) that the Company considers necessary for a fair presentation of such information for the interim periods.

                                                                         THREE MONTHS ENDED (a)
                                        -----------------------------------------------------------------------------------------
                                        DEC. 31,   SEPT. 30,   JUNE 30,   MARCH 31,   DEC. 31,   SEPT. 30,   JUNE 30,   MARCH 31,
                                          1996       1996        1996       1996        1995       1995        1995       1995
                                        --------   ---------   --------   ---------   --------   ---------   --------   ---------
Net sales.............................. $97,204     $73,688    $62,969     $52,262    $96,303     $66,990    $58,255     $49,016
Gross margin...........................  30,633      21,223     16,504      13,763     27,502      16,253     14,018      11,236
Net income (loss)......................   4,625       3,151      1,328         332      2,789     (12,279)    (1,888)     (2,378)
Net income (loss) per common share (b)      .19         .13        .05         .01        .12        (.51)      (.08)       (.10)

(a) See Note 1 of Notes to Consolidated Financial Statements.

(b) The sum of 1996 quarterly net income per common share does not equal annual net income per common share due to the effect of rounding.

     The Company's business is highly seasonal. The Company believes that a significant percentage of certain of its products, particularly the Dirt Devil(R) Hand Vac and Dirt Devil(R) Broom Vac(R), are given as gifts and therefore sell in larger volumes during the Christmas shopping season. Because of the Company's continued dependency on its major customers, the timing of purchases by these major customers could cause quarterly fluctuations in the Company's net sales. As a consequence, results in prior quarters are not necessarily indicative of future results of operations.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                      AND FINANCIAL CONDITION (CONTINUED)

OTHER

     The Company believes that the domestic vacuum cleaner industry is a mature industry with modest annual growth in many of its products but with a decline in certain other products. Competition is dependent upon price, quality, extension of product lines, and advertising and promotion expenditures. Additionally, competition is influenced by innovation in the design of replacement models and by marketing and approaches to distribution. The Company has experienced heightened competition in the upright market segment since 1992, and believes that its net sales and market share in the domestic upright market segment remain under pressure as a result of increased advertising expenditures and new product introductions by its competitors. The Company's most significant competitors are Hoover and Eureka, and Black & Decker in the hand-held market. These competitors and several others are subsidiaries or divisions of companies that are more diversified and have greater financial resources than the Company.

INFLATION

     The Company does not believe that inflation by itself has had a material effect on the Company's results of operations. However, as the Company experiences price increases from its suppliers, which may include increases due to inflation, retail pressures may prevent the Company from increasing its prices.

ACCOUNTING STANDARDS

     The Company will be required to implement Statement of Financial Accounting Standards "SFAS" No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, in the first quarter of 1997. The Company expects the implementation of SFAS No. 125 will not have a material impact on its consolidated financial position and results of operations.

     The Company will also be required to implement SFAS No. 128, Earnings Per Share, in the fourth quarter of 1997. The Company expects the implementation of SFAS No. 128 will not have a material impact on its calculation of earnings per share.

     The Company adopted the disclosure-only option of SFAS No. 123, Accounting for Stock-Based Compensation, as of December 31, 1996. The impact of implementing SFAS No. 123 is discussed in Note 8 to the consolidated financial statements.

FORWARD LOOKING STATEMENTS

     Forward-looking statements in this Form 10-K are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Potential risks and uncertainties include, but are not limited to, general business and economic conditions; the financial strength of the retail industry particularly the major mass retail channel; the competitive pricing environment within the vacuum cleaner segment of the floor care industry; the cost and effectiveness of planned advertising, marketing and promotional campaigns, the success at retail of the Company's new products, and the dependence upon the Company's ability to continue to successfully develop and introduce innovative products.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Royal Appliance Mfg. Co.

     We have audited the consolidated financial statements of Royal Appliance Mfg. Co. and Subsidiaries listed in the index on page A-1 of this Proxy Statement. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Royal Appliance Mfg. Co. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                       Coopers & Lybrand L.L.P.

Cleveland, Ohio
February 11, 1997

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                             December 31,   December 31,
                                                                                 1996           1995
                                                                             ------------   ------------
                                                                               (Dollars in thousands)
ASSETS
Current assets:
  Cash.....................................................................    $  1,001       $     --
  Trade accounts receivable, less allowance for doubtful accounts of $1,350
    and $2,000 at December 31, 1996 and 1995, respectively.................      39,761         43,558
  Inventories..............................................................      34,052         28,408
  Deferred income taxes....................................................       6,552          7,230
  Refundable income taxes, net.............................................          --          4,392
  Prepaid expenses and other...............................................       2,436          1,144
                                                                               --------       --------
         Total current assets..............................................      83,802         84,732
                                                                               --------       --------
Property, plant and equipment, at cost:
  Land.....................................................................       2,356          3,405
  Buildings................................................................      13,117         14,463
  Molds, tooling, and equipment............................................      44,716         37,596
  Furniture and office equipment...........................................       5,221          5,352
  Assets under capital leases..............................................       4,810          9,058
  Leasehold improvements and other.........................................       2,717          2,565
                                                                               --------       --------
                                                                                 72,937         72,439
         Less accumulated depreciation and amortization....................      35,654         30,760
                                                                               --------       --------
                                                                                 37,283         41,679
                                                                               --------       --------
Tooling deposits...........................................................       3,962          4,047
Other......................................................................       1,094            803
                                                                               --------       --------
         Total assets......................................................    $126,141       $131,261
                                                                               ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable...................................................    $ 20,679       $ 16,073
  Accrued liabilities:
    Advertising and promotion..............................................      11,682          7,253
    Salaries, benefits, payroll taxes......................................       5,980          3,056
    Warranty and customer returns..........................................       7,975          7,600
    Income taxes...........................................................       3,503             --
    Interest and other.....................................................       3,680          3,963
Current portions of capital lease obligations and notes payable............         665            742
                                                                               --------       --------
         Total current liabilities.........................................      54,164         38,687
                                                                               --------       --------
Revolving credit agreement.................................................       2,886         28,839
Capitalized lease obligations, less current portion........................       3,307          7,174
Notes payable, less current portion........................................       9,550          9,986
                                                                               --------       --------
         Total long-term debt..............................................      15,743         45,999
                                                                               --------       --------
         Total liabilities.................................................      69,907         84,686
                                                                               --------       --------
Commitments and contingencies (Notes 4 and 5)..............................          --             --
Shareholders' equity:
  Serial preferred shares; authorized -- 1,000,000 shares; none issued and
    outstanding............................................................          --             --
  Common shares, at stated value; authorized -- 101,000,000 shares; issued and outstanding -- 25,231,100 and 25,200,000 at December 31, 1996 and
    1995, respectively.....................................................         210            210
  Additional paid-in capital...............................................      41,500         41,583
  Retained earnings........................................................      27,611         18,175
  Cumulative translation adjustment........................................        (107)          (413)
                                                                               --------       --------
                                                                                 69,214         59,555
  Less treasury shares, at cost (1,201,000 shares at December 31, 1996 and
    1995, respectively)....................................................     (12,980)       (12,980)
                                                                               --------       --------
         Total shareholders' equity........................................      56,234         46,575
                                                                               --------       --------
         Total liabilities and shareholders' equity........................    $126,141       $131,261
                                                                               ========       ========

   The accompanying notes are an integral part of these financial statements.

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               1996         1995         1994
                                                             --------     --------     --------
                                                                                       (Note 1)

                                                             (Dollars in thousands, except per
                                                                       share amounts)
Net sales..................................................  $286,123     $270,564     $278,322
Cost of sales..............................................   204,000      201,555      200,568
                                                             --------     --------     --------
  Gross margin.............................................    82,123       69,009       77,754
Advertising and promotion..................................    40,443       40,496       42,298
Other selling..............................................     8,977       11,898       12,914
General and administrative.................................    11,515       12,971       12,309
Engineering and product development........................     3,905        3,281        2,176
Special charges............................................        --       16,294           --
                                                             --------     --------     --------
  Income (loss) from operations............................    17,283      (15,931)       8,057
Interest expense, net......................................     2,559        4,001        4,483
Other (income) expense, net................................      (622)         311          460
                                                             --------     --------     --------
  Income (loss) before income taxes........................    15,346      (20,243)       3,114
Income tax expense (benefit)...............................     5,910       (6,487)       1,152
                                                             --------     --------     --------
  Net income (loss)........................................  $  9,436     $(13,756)    $  1,962
                                                             --------     --------     --------
Net income (loss) per common share.........................  $    .39     $   (.57)    $    .08
Weighted average number of common shares and equivalents
  outstanding (in thousands)...............................    24,213       23,999       24,011

   The accompanying notes are an integral part of these financial statements.

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                          FOR YEARS ENDED DECEMBER 31,

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    Common Shares      Additional              Cumulative      Treasury Shares          Total
                                 -------------------    Paid-in     Retained   Translation   --------------------   Shareholders'
                                   Number     Amount    Capital     Earnings   Adjustment     Number      Amount       Equity
                                 ----------   ------   ----------   --------   -----------   ---------   --------   -------------
Balance at December 31, 1993...  25,200,000    $210     $ 41,467    $29,969       $(662)     1,201,000   $(12,980)    $  58,004
  Translation adjustment.......                                                     131                                     131
  Compensatory effect of stock
    options....................                               58                                                             58
  Net income...................                                       1,962                                               1,962
                                 ----------    ----      -------    --------      -----      ---------   --------      --------
Balance at December 31, 1994...  25,200,000     210       41,525     31,931        (531)     1,201,000    (12,980)       60,155
  Translation adjustment.......                                                     118                                     118
  Compensatory effect of stock
    options....................                               58                                                             58
  Net loss.....................                                     (13,756)                                            (13,756)
                                 ----------    ----      -------    --------      -----      ---------   --------      --------
Balance at December 31, 1995...  25,200,000     210       41,583     18,175        (413)     1,201,000    (12,980)       46,575
  Translation adjustment.......                                                     306                                     306
  Compensatory effect of stock
    options....................                             (199)                                                          (199)
  Shares issued from stock
    option plan................      31,100                  116                                                            116
  Net income...................                                       9,436                                               9,436
                                 ----------    ----      -------    --------      -----      ---------   --------      --------
Balance at December 31, 1996...  25,231,100    $210     $ 41,500    $27,611       $(107)     1,201,000   $(12,980)    $  56,234
                                 ==========    ====      =======    ========      =====      =========   ========      ========

   The accompanying notes are an integral part of these financial statements.

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          FOR YEARS ENDED DECEMBER 31,

                             (DOLLARS IN THOUSANDS)

                                                                         1996         1995         1994
                                                                       --------     --------     --------
                                                                                                 (Note 1)
Cash flows from operating activities:
  Net income (loss)..................................................  $  9,436     $(13,756)    $  1,962
  Adjustments to reconcile net income (loss) to net cash from operating activities:
    Depreciation and amortization....................................     8,719       11,586       12,089
    Compensatory effect of stock options.............................      (199)          58           58
    (Gain) loss on disposal of tooling, property & equipment.........      (467)       9,170           --
(Increase) decrease in assets:
  Trade accounts receivable, net.....................................     3,797        1,787       (8,120)
  Inventories........................................................    (5,644)         268       11,233
  Refundable, deferred and accrued income taxes......................     8,573       (7,248)       5,408
  Prepaid expenses and other.........................................    (1,288)       1,030         (181)
  Other..............................................................      (305)         (67)        (677)
Increase (decrease) in liabilities:
  Trade accounts payable.............................................     4,587        5,988       (2,119)
  Accrued advertising and promotion..................................     4,429       (1,731)      (1,266)
  Accrued salaries, benefits, and payroll taxes......................     2,924           46         (160)
  Accrued warranty and customer returns..............................       375          100           --
  Accrued interest and other.........................................       (47)       1,783          109
                                                                       --------     --------     --------
         Total adjustments...........................................    25,454       22,770       16,374
                                                                       --------     --------     --------
  Net cash from operations...........................................    34,890        9,014       18,336
                                                                       --------     --------     --------
Cash flows from investing activities:
  Purchases of tooling, property, plant, and equipment, net..........    (9,677)      (8,872)      (5,868)
  Proceeds from sale of plants and equipment.........................     2,237           --           --
  Decrease (increase) in tooling deposits............................        85       (2,634)        (417)
  Cash proceeds from sale of European operations.....................        --        3,548           --
                                                                       --------     --------     --------
         Net cash from investing activities..........................    (7,355)      (7,958)      (6,285)
                                                                       --------     --------     --------
Cash flows from financing activities:
  Payments on bank debt, net.........................................   (25,953)     (11,179)     (11,823)
  Proceeds from notes payable........................................        --       10,450           --
  Payments on notes payable..........................................      (398)         (45)          --
  Proceeds from exercise of stock options............................       116           --           --
  Payments on capital lease obligations..............................      (293)        (325)        (302)
                                                                       --------     --------     --------
         Net cash from financing activities..........................   (26,528)      (1,099)     (12,125)
                                                                       --------     --------     --------
Effect of exchange rate changes on cash..............................        (6)          43           74
                                                                       --------     --------     --------
Net decrease in cash.................................................     1,001           --           --
Cash at beginning of year............................................        --           --           --
                                                                       --------     --------     --------
Cash at end of year..................................................  $  1,001     $     --     $     --
                                                                       ========     ========     ========
Supplemental disclosure of cash flow information:
Cash payments for:
  Interest, net of capitalized interest..............................  $  3,018     $  4,378     $  4,687
                                                                       ========     ========     ========
  Income taxes, net of refunds.......................................  $ (2,663)    $    761     $ (4,251)
                                                                       ========     ========     ========
Supplemental schedule of noncash investing and financing activities:
  Exchange of certain tooling for the forgiveness of related note
    payable..........................................................  $     --     $    586     $     --
                                                                       ========     ========     ========
  Assignment of capital lease obligation to buyer....................  $  3,690     $     --     $     --
                                                                       ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ACCOUNTING POLICIES:

     DESCRIPTION OF BUSINESS -- Royal Appliance Mfg. Co. ("Royal" or the "Company"), an Ohio corporation with its corporate offices in the Cleveland, Ohio metropolitan area, develops, assembles and markets a full line of cleaning products for home and commercial use under the Dirt Devil(R) and Royal(R) brand names. In 1984, the Company introduced the first in a line of Dirt Devil(R) hand-held vacuum cleaners, which the Company believes has become the largest selling line of hand-held vacuum cleaners in the United States. The Company has used the Dirt Devil(R) brand name recognition to gain acceptance for other Dirt Devil(R) products.

     The following is a summary of significant policies followed in the preparation of the accompanying Consolidated Financial Statements.

     BASIS OF PRESENTATION -- The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all intercompany accounts and transactions. The companies are hereinafter referred to as "Royal" or the "Company".

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

     Certain prior year amounts have been reclassified to conform to the 1996 presentation.

     Net income (loss) per common share is computed based on the weighted average number of common and common equivalent shares outstanding and is adjusted for the assumed conversion of shares issuable upon exercise of options, after the assumed repurchase of common shares with the related proceeds.

     The Company's revenue recognition policy is to recognize revenues when products are shipped.

     Foreign operations are conducted in their local currency. Assets and liabilities of Royal's international operations are translated at current exchange rates, and income and expenses are translated using weighted average exchange rates. The effects of these translation adjustments are reported as a separate component of shareholders' equity. The net effect of currency gains and losses realized on business transactions is included in the determination of net income (loss).

     ADVERTISING AND PROMOTIONAL EXPENDITURES -- Cost incurred for producing and communicating advertising are expensed during the period incurred, including cost incurred under the Company's cooperative advertising program.

     INVENTORIES -- Inventory is stated at the lower of cost or market. In September 1995, the Company changed its method of accounting for domestic inventories from the last-in, first-out (LIFO) method to the first-in, first-out
(FIFO) method. As required by generally accepted accounting principles, the Company has retroactively adjusted prior years' financial statements for this change. Management believes the FIFO method will provide a better matching of current costs and current revenues due to past and future decreases in costs and changes in the mix of products as the Company's ability to introduce new products into the marketplace increases.

     The effect of the change in accounting method was insignificant for the year 1995, and increased income and earnings per common share for the year 1994 as follows:

                                                                          Effect of Change
                                                                        in Accounting Method
                                                                        --------------------
                                                                                1994
                                                                        --------------------
     Increase in net income...........................................          $407
     Increase in net income per common share..........................          $.02

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

1. ACCOUNTING POLICIES: (CONTINUED)
     Inventories at December 31 consisted of the following:

                                                                December 31,     December 31,
                                                                    1996             1995
                                                                ------------     ------------
     Finished goods...........................................    $ 23,177         $ 15,400
     Work in process and component parts......................      10,875           13,008
                                                                   -------          -------
                                                                  $ 34,052         $ 28,408
                                                                   =======          =======

     PROPERTY, PLANT AND EQUIPMENT -- the Company capitalizes as additions to property, plant and equipment expenditures at cost for molds, tooling, land, buildings, equipment, furniture, and leasehold improvements. Expenditures for maintenance and repairs are charged to operating expense as incurred. The asset and related accumulated depreciation or amortization accounts are adjusted to reflect retirements and disposals and the resulting gain or loss is included in the determination of net income (loss).

     Plant and equipment are depreciated over the estimated useful lives of the respective classes of assets. Leasehold improvements and assets held under capital leases are amortized over their respective lease terms. Accumulated amortization on assets under capital leases totaled $1,902 and $2,302 at December 31, 1996 and 1995, respectively.

     Depreciation for financial reporting purposes is computed on the straight-line method using the following depreciable lives:

     Buildings..............................................................  40 years
     Buildings under capital lease..........................................  20 years
     Molds, tooling, and equipment..........................................  3-10 years
     Furniture and office equipment.........................................  3-10 years
     Vehicles...............................................................  3 years

     Accelerated methods as permitted by the applicable tax law are used for tax reporting purpose.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- Financial instruments consist of a revolving credit agreement and notes payable and are carried at amounts which approximate fair value.

     NEW ACCOUNTING PRONOUNCEMENTS -- The Company will be required to implement Statement of Financial Accounting Standards "SFAS" No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, in the first quarter of 1997. The Company expects the implementation of SFAS No. 125 will not have a material impact on its consolidated financial position and results of operations.

     The Company will also be required to implement SFAS No. 128, Earnings Per Share, in the fourth quarter of 1997. The Company expects the implementation of SFAS No. 128 will not have a material impact on its calculation of earnings per share.

     The Company adopted the disclosure-only option of SFAS No. 123, Accounting for Stock-Based Compensation, as of December 31, 1996. The impact of implementing SFAS No. 123 is discussed in Note 8 to the consolidated financial statements.

2. SPECIAL CHARGES:

     In 1995, pursuant to a board approved plan, the Company recorded special charges of $16,294, primarily related to losses from the disposal of certain inventory, molds and tooling and other intangibles primarily resulting from a decision to refocus the Company's primary operating and marketing efforts on the North American market. The special charges include a $11,567 write-down to the net realizable value of certain molds, tooling, inventory and other assets disposed of or held for sale, $2,598 restructuring charge related to

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

2. SPECIAL CHARGES: (CONTINUED)
the Company's sale of its European operations, and $2,129 of special charges related to losses from the disposal of certain inventory and intangibles resulting from discontinuing the Dirt Devil(R) Cyclone(TM) product line and executive severance. The Company completed the sale of its European operations in 1995 and liquidated its European real estate in 1996.

     Of the initial special charges, $369 remained as a reserve as of December 31, 1996. The balance of the reserve is primarily comprised of warranty obligations and other related charges. A summary of the special charges reserve account is presented below:

                                                                       1996        1995
                                                                      -------     -------
     Reserve balance at beginning of year...........................  $ 1,548     $    --
       Expenses charged to operations...............................       --      16,294
       Realized loss on disposal of property, equipment and
          inventories...............................................     (666)    (12,372)
       Severance and other cash outflows............................     (513)     (2,374)
                                                                      --------     ------
     Reserve balance at end of year.................................  $   369     $ 1,548
                                                                      ========     ======

3. DEBT:

     The Company's revolving credit facility has a maturity date of April 1, 1999, and is classified as long-term at December 31, 1996. The facility provides for revolving credit up to $50,000, subject to a borrowing base formula as defined in the agreement. The maximum amount allowable to the Company under the borrowing base formula was approximately $42,000 as of December 31, 1996, resulting in availability of approximately $39,000. The agreement requires monthly payments of interest only through maturity. The facility provides for pricing options at the bank's base lending rate and LIBOR plus a rate spread as defined in the Agreement. At December 31, 1996, the bank's base lending rate was 8.25%. The Company's effective interest rate was 8.86% and 9.60% for the years 1996 and 1995. In addition, the Company pays a commitment fee at the annual rate of .375% on the unused portion of the facility. The carrying amount of the facility approximates fair value.

     The revolving credit facility contains covenants which require, among other things, the achievement of minimum net worth levels and the maintenance of certain financial ratios. The Company was in compliance with all applicable covenants as of December 31, 1996. The revolving credit facility is collateralized by the Company's inventories, trade accounts receivable, equipment and general intangibles.

     In October 1996, the Company entered into a revolving trade accounts receivable securitization program to sell, through a wholly-owned subsidiary, certain trade accounts receivables. The maximum amount of receivables that can be sold is seasonally adjusted. The maximum amount allowed at any given time through February 28, 1997, is $16,000, $9,000, thereafter. At December 31, 1996, the Company received approximately $14,300 from the sale of trade accounts receivables. The proceeds from the sales were used to reduce borrowings under the Company's revolving credit facility. Costs of the program, which primarily consist of the purchaser's financing cost of issuing commercial paper backed by the receivables, totaled $161 in 1996, and have been classified as Other expense in the accompanying Consolidated Statements of Operations. The Company, as agent for the purchaser of the receivables, retains collection and administrative responsibilities for the purchased receivables.

     The Company has a variable rate mortgage note payable in the amount of $4,204. The note is collateralized by one of the Company's assembly facilities. Monthly payments of principal and interest are payable through July 1, 2000, at which time the balance of approximately $3,485 is due. Interest is at a 2.35% spread above the 30 day commercial paper rate. At December 31, 1996, the 30 day commercial paper rate was 5.38%. The carrying amount of the mortgage note payable approximates fair value.

     The Company has a 7.9% fixed rate mortgage note payable in the amount of $5,764. The note is collateralized by the Company's distribution facility. Monthly payments of principal and interest are payable

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

3. DEBT: (CONTINUED)
through November 1, 2000, at which time the balance of approximately $4,775 is due. The carrying amount of the mortgage note payable approximates fair value.

     During the second quarter of 1996, the Company sold two facilities which were closed in 1995. The aggregate net proceeds were $2,237 in cash and the assumption of a $3,690 capital lease liability by the buyer.

     Aggregate maturities of the notes payable and revolving credit facility at December 31, 1996, are as follows:

                    1997..............................        $   418
                    1998..............................            452
                    1999..............................          3,375
                    2000..............................          8,609
                                                              -------
                                                              $12,854
                                                              =======

4. LEASES:

     Royal leases various facilities, equipment and vehicles under capital and operating lease agreements. Operating lease payments totaled $677, $1,255 and $1,548 for the years ended December 31, 1996, 1995, and 1994, respectively.

     Minimum commitments under all capital and operating leases at December 31, 1996 are as follows:

                              Year                               Capital      Operating
     -------------------------------------------------------   ------------  ------------
     1997...................................................      $  552        $  445
     1998...................................................         551           291
     1999...................................................         553           159
     2000...................................................         555            69
     2001...................................................         244            50
     Thereafter.............................................       3,471            15
                                                                  ------        ------
     Total minimum lease payments...........................       5,926        $1,029
                                                                                ======
     Less amount representing interest......................       2,372
                                                                  ------
     Total present value of capital obligation..............       3,554
     Less current portion...................................         247
                                                                  ------
     Long-term obligation under capital leases..............      $3,307
                                                                  ======

5. COMMITMENTS AND CONTINGENCIES:

     At December 31, 1996, the Company estimates having contractual commitments for future advertising and promotional expense of approximately $9,600 including commitments for television advertising through March 31, 1997. Other contractual commitments for items in the normal course of business total approximately $3,100.

     The Company is self-insured with respect to workers' compensation benefits in Ohio and carries excess workers' compensation insurance covering aggregate claims exceeding $350 per occurrence.

     The Company is involved in various claims and litigation arising in the normal course of business. In the opinion of management, the ultimate resolution of these actions will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

6. INCOME TAXES:

     The income tax provision (benefit) consisted of the following (1994 amounts have been restated to reflect the Company's election off the Last-In, First-Out
(LIFO) method of valuing inventory. See Note 1):

                                                                    1996      1995       1994
                                                                   ------    -------    ------
Current (Refundable)
  Federal.......................................................   $4,643    $(4,601)   $  832
  State and local...............................................      589         10        39
Deferred (benefit)..............................................      678     (1,896)      281
                                                                   ------    -------    ------
Total...........................................................   $5,910    $(6,487)   $1,152
                                                                   ======    =======    ======

     Deferred income taxes reflect the impact for financial statement reporting purposes of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities. At December 31, 1996 and 1995, the components of the net deferred tax asset were as follows:

                                                                        1996         1995
                                                                       ------       ------
    Deferred tax assets:
      Warranty and customer returns..................................  $3,694       $3,188
      Bad debt reserve...............................................     527          782
      Inventory basis difference.....................................     590          617
      Accrued vacation, salaries and wages...........................     398          258
      AMT credit carry forward.......................................      --          762
      State and local taxes..........................................     756          356
      Basis difference in fixed assets...............................   1,037          577
      Accrued advertising............................................      --          576
      Self insurance reserves........................................     137          150
      Charitable contributions carryforward..........................      --          197
      Other..........................................................     191          276

    Deferred tax liabilities:
      State and local taxes..........................................    (521)        (425)
      Other..........................................................    (257)         (84)
                                                                       ------       ------
    Net deferred tax asset...........................................  $6,552       $7,230
                                                                       ======       ======

     As of December 31, 1996, the Company has state and local tax net operating loss carryforward tax benefits of approximately $571 which will substantially expire between 2008 and 2010.

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

6. INCOME TAXES: (CONTINUED)
     The differences between income taxes at the statutory federal income tax rate of 34% and those reported in the Consolidated Statements of Operations are as follows:

                                                          Year Ended December 31,
                                          --------------------------------------------------------
                                                    % of                 % of                % of
                                                   Pre-tax              Pre-tax             Pre-tax
                                           1996    Income      1995      Loss       1994    Income
                                          ------   ------     -------   ------     ------   ------
Tax (benefit) provision at statutory
  rate................................... $5,218    34.0%     $(6,883)  (34.0)%    $1,059   34.0%
Capital losses on disposition of foreign
  subsidiaries and other non deductible
  expenses...............................     87      .6          461     2.3          --      --
State and local income taxes, net of
  federal benefit........................    257     1.7         (400)   (1.9)         36     1.2
Federal surtax on income over $10
  million................................     70      .5           --      --          --      --
Other, net...............................    278     1.7          335     1.6          57     1.8
                                          -------   ----      -------   -----      ------    ----
                                          $5,910    38.5%     $(6,487)  (32.0)%    $1,152   37.0%
                                          =======   ====      =======   =====      ======    ====

7. MAJOR CUSTOMERS:

     Royal's two largest customers represented approximately 33.0% and 11.3% of total net sales in 1996, 28.6% and 15.5% in 1995 and 24.5% and 14.4% of total net sales in 1994. Additionally, a significant concentration of Royal's business activity is with major domestic mass market retailers whose ability to meet their financial obligations with Royal is dependent on economic conditions germane to the retail industry. During recent years, many major retailers have experienced significant financial difficulties and some have filed for protection from creditors under applicable bankruptcy laws. The Company sells its products to certain customers that are in bankruptcy proceedings.

     The Company provides credit, in the normal course of business, to the retail industry which includes mass market retailers, warehouse clubs, and independent dealers. The Company performs ongoing credit evaluations of its customers and establishes appropriate allowances for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

8. STOCK OPTIONS:

     Under the terms of the Company's stock option plans for employees, outside directors and consultants, all outstanding options have been granted at prices at least equal to the then current market value on the date of grant, except for 50,000 options granted to a consultant below market value in November, 1996. The compensation element of these 50,000 options is being recognized as compensation expense over the two year vesting period. Certain stock options granted become exercisable in cumulative 20% installments, commencing one-year from date of grant with full vesting occurring on the fifth anniversary date, and expire in ten years, subject to earlier termination in certain events related to termination of employment. Other stock options granted vest at the end of five years ("5 year cliff vesting") and expire in six years, subject to earlier termination in certain events related to termination of employment. Vesting may be accelerated in certain events relating to change of the Company's ownership.

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

8. STOCK OPTIONS: (CONTINUED)
     The following summarizes the changes in the number of Common Shares under option:

                                                  1996                1995                1994
                                            ----------------     ---------------     ---------------
Options outstanding at beginning of the
  year....................................        1,141               1,051                 762
Options granted during the year...........        1,639                 446                 330
Options exercised during the year.........          (31)                 --                  --
Options canceled during the year..........         (263)               (356)                (41)
                                                  -----               -----               -----
Options outstanding at end of year........        2,486               1,141               1,051
                                                  =====               =====               =====
Options exercisable at end of the year....          439                 326                 298
Option price range per share..............   $3.00 to $10.25     $3.25 to $10.00     $3.75 to $10.00

     The 439 exercisable options at December 31, 1996, are exercisable at an average exercise price of $5.33. The Company's current option plans, which provide for a total of 3,060 options, have 543 options remaining for future grants at December 31, 1996.

     The Company accounts for employee stock options under Accounting Principles Board "APB" Opinion No. 25, under which no compensation cost has been recognized, except for options granted below market value. The Compay adopted the disclosure-only option of SFAS No. 123, Accounting for Stock-Based Compensation, as of December 31, 1996. Had compensation cost been determined based upon the fair market value at the grant date for awards granted in 1996 and 1995 consistent with the methodology prescribed in SFAS No. 123, the effect on 1996 and 1995 net income (loss) and earnings (loss) per share would have been immaterial.

9. SHAREHOLDER RIGHTS PLAN:

     The Company has a Shareholder Rights Plan which provides that under certain circumstances each Right will entitle the shareholder to purchase one one-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $40. Upon the occurrence of certain other events, including if a "Person" becomes the beneficial owner of more than 20% of the outstanding Common Shares or an "Adverse Person" becomes the beneficial owner of 10% of the outstanding Common Shares, the holder of a Right will have the right to receive, upon exercise, Common Shares of the Company, or Common Stock of the acquirer, having a value equal to two times the exercise price of the Right. The Shareholder Rights Plan is designed to deter abusive market manipulation or unfair takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all shareholders. The Rights expire on November 2, 2003, unless redeemed prior to that date. The Rights can be redeemed at a price of $.01 per Right.

10. BENEFIT PLANS:

     The Company sponsors a 401(k) defined contribution plan which covers substantially all of its employees who have satisfied the plan's eligibility requirements. Participants may contribute to the plan by voluntarily reducing their salary up to a maximum of 15% of qualified compensation subject to annual I.R.S. limits. All contributions vest immediately. For 1996, the matching contribution was 100%, up to the first 2% of qualified compensation, and 50% of the next 4% of such compensation. The Company has also made discretionary contributions to the plan. The Company's provisions for matching and discretionary contributions totaled approximately $797, $754 and $692 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Voluntary after-tax contributions and certain rollover contributions are also permitted.

     During 1996, the Company established a voluntary, non-qualified deferred compensation plan for key executives. The Company has recorded a deferred compensation liability of $180 as of December 31, 1996.

                   ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

10. BENEFIT PLANS: (CONTINUED)
     The Company does not offer any other post-retirement benefits, accordingly, it is not subject to the provisions of Statement of Financial Accounting Standards "SFAS" No. 106, "Employers' Accounting for Post Retirement Benefits Other Than Pensions."

11. BUSINESS SEGMENT INFORMATION:

     Prior to the sale of the Company's European operations in the fourth quarter of 1995 (Note 2), sales and marketing operations of the Company were principally located in both the United States and Europe. All Company operated assembly facilities have been and are located in the United States. Included in the amounts disclosed for the United States are amounts attributable to all North American countries. Included in the Europe loss from operations is approximately $1,800 and $5,197 of advertising, promotion and certain selling expenditures for 1995 and 1994, respectively, which represents the parent Company's funding of market penetration, including television advertising for the European market.

                          Business Segment Information
                               by Geographic Area

                                                           1996           1995           1994
                                                         --------       --------       --------

                                                                                       (Note 1)
Net sales
  United States........................................  $286,123(A)    $259,727       $259,522
  Europe...............................................        --         10,837         18,800
                                                         --------       --------       --------
                                                         $286,123       $270,564       $278,322
                                                         ========       ========       ========
Income (loss) from operations
  United States........................................  $ 17,283       $(14,664)(B)   $ 13,012
  Europe...............................................        --         (1,267)        (4,955)
                                                         --------       --------       --------
                                                         $ 17,283       $(15,931)      $  8,057
                                                         ========       ========       ========
Identifiable assets
  United States........................................  $126,141       $128,287       $130,547
  Europe...............................................        --          2,974         10,661
                                                         --------       --------       --------
                                                         $126,141       $131,261       $141,208
                                                         ========       ========       ========
Capital expenditures (includes cash and noncash
 acquisitions)
  United States........................................  $  9,592       $ 10,691       $  5,860
  Europe...............................................        --            815            425
                                                         --------       --------       --------
                                                         $  9,592       $ 11,506       $  6,285
                                                         ========       ========       ========
Depreciation and amortization expense
  United States........................................  $  8,719       $ 11,398       $ 11,909
  Europe...............................................        --            188            180
                                                         --------       --------       --------
                                                         $  8,719       $ 11,586       $ 12,089
                                                         ========       ========       ========

(A) Includes export sales originating from the United States in 1996.

(B) Amount includes special charges of $16,294

12. SUBSEQUENT EVENT:

     In February 1997, the Company's Board of Directors authorized a common share repurchase program that provides for the Company to purchase, in the open market and through negotiated transactions, up to 1,200 of its outstanding common shares. Through March 26, 1996, the Company has repurchased 115 shares for an aggregate purchase price of $754. The program is scheduled to expire on March 1, 1998.

                           ROYAL APPLIANCE MFG. CO.

                  NOTICE:  1997 ANNUAL MEETING OF SHAREHOLDERS

The 1997 Annual Meeting of Shareholders of Royal Appliance Mfg. Co. will be held on Tuesday, April 29, 1997 at 10:00 a.m. at Wellington's Center, 777 Alpha Drive, Cleveland, Ohio.

                             [DIRT DEVIL(R) LOGO]

                          YOUR VOTE IS VERY IMPORTANT

Please sign, date and return your proxy/voting instruction card below. Detach and return the card in the envelope provided.

                                  DETACH CARD
--------------------------------------------------------------------------------

ROYAL APPLIANCE MFG. CO.

The undersigned hereby appoints Michael J. Merriman and R. Louis Schneeberger with power of substitution as proxy to vote the Common Shares of Royal Appliance Mfg. Co. owned by the undersigned at the annual meeting of shareholders to be held April 29, 1997, at Wellington's Center, 777 Alpha Drive, Cleveland, Ohio 44143, at 10:00 a.m. local time, and at any adjournment thereof, upon all business that may properly come before the meeting, including the business identified and in the manner indicated on this Proxy and described in the Proxy Statement furnished herewith.

            THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL ITEMS.

   1. ELECTION OF DIRECTORS                             WITHHOLD AUTHORITY         [ ]
      FOR all nominees listed below         [ ]         to vote for all nominees listed below
      (except as indicated to the contrary below)

           E. Patrick Nalley, Joseph B. Richey II, R. Louis Schneeberger

   INSTRUCTION: (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

   -----------------------------------------------------------------------------

   2. RATIFICATION OF THE APPOINTMENT OF AUDITORS

         [ ]  FOR                  [ ]  AGAINST                [ ]  ABSTAIN

                    (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD
--------------------------------------------------------------------------------

PROXY NO.                                                              SHARES

(Continued from the other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS VOTING FOR ALL ITEMS. SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL ITEMS.

                                                     Dated................, 1997

                                                     ...........................
                                                     Signature

                                                     ...........................
                                                     Signature

                                                     Please sign exactly as
                                                     name(s) appear on this
                                                     proxy. If joint account,
                                                     each joint owner should
                                                     sign. If signing for a
                                                     corporation or partnership
                                                     or as agent, attorney, or
                                                     fiduciary indicate the
                                                     capacity in which you are
                                                     signing.

 PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO
        NATIONAL CITY BANK, P.O. BOX 92301, CLEVELAND, OHIO 44197-1200.